OFFER LETTER

Dear Tisha:

We're happy about having you join our Company (Monster Arts, Inc.), and want to take this opportunity to convey some important information about your new position. If you have any questions about the information that follows in this offer letter, please contact me as soon as possible at (877)-733-6133 X0.

Schedule (daily starting time/ending time): You will have no set daily time schedule for your work, but the Company anticipates that you will work approximately 10-15 hours a month.

Job Title (Department and/or Position): Your job titles will be Chief Financial Officer ("CFO") and Corporate Secretary ("Secretary"). As CFO, you will have supervisory responsibility with respect to the following: (i) QuickBooks/Bookkeeping; (ii) bank account reconciliation; (iii) preparation of 10K and 10Q filings; (iv) general ledger reporting; (v) stock ledger accounts; and (vi) due diligence filing. As Secretary, you will have supervisory responsibility with respect to maintaining and keeping the Company's corporate minute book and interactions with the Company's stock transfer agent. In addition, in the above job positions, you will have such additional responsibilities as may be determined from time to time by the CEO or by the Company's board of directors.

Starting Date: April 22nd, 2014

Report to (supervisor): Wayne Irving, II, CEO and Chairman of the Board of Directors

Pay: You will be paid $10,000.00 cash per year for your work as CFO and Secretary, with payments to be made on a monthly basis on or about the 10th day of each month for services rendered during the prior calendar month (prorated for partial calendar month periods worked). As additional compensation for your services, you will be paid 5,000,000 shares of the Company's restricted common stock per calendar quarterly period worked or the equivalent of $12,000 per quarter, based on the closing price on the day the quarterly 10k or 10q's are filed, with payments in the form of stock certificates to be made or about the 10th day of each calendar quarterly period for services rendered during the prior calendar quarterly period (prorated for partial calendar quarterly periods worked).

Status: You will render your services as an independent contractor of the Company, and not as an employee; accordingly, you will be responsible for payment of all taxes relating to your rendering of services hereunder (e.g. income taxes), at this time, you will not receive any health benefits or other benefits that may be made available by the Company to employees of the Company, and except as otherwise set forth below with regard to "Reimbursable Expenses", you will be solely responsible for the payment of all expenses or other costs relating to your rendering of the services. Except to the extent expressly requested by the Company (e.g. in connection with your attendance at Board of Director meetings), you will perform your services from your office located in the State of Iowa, as opposed to the Company's offices in the State of California.

Reimbursable Expenses: Subject to your compliance with the other provisions of this paragraph, you will be reimbursed by the Company for travel-related expenses that you

incur in connection with your travel to and from our Company headquarters or other locations for purposes of your attendance at Board of Director meetings, or as requested by the CEO or by the Company's board of directors. The Company will reimburse you for the above-referenced travel and any other reasonable business expenses relating to your services rendered only in the event that (i) said expenses have been pre-approved in writing by an authorized officer of the Company, and (ii) documentation pertaining to said expense reimbursements have been submitted in writing to the Company in accordance with Company policy.

As you may have check signing authority and will be prevalent to the company's goals, direction, and intellectual property, you will be required to sign a non-disclosure agreement

Termination: Either party can terminate your engagement as CFO and/or Secretary for any reason or for no reason by providing five (5) days' prior written notice of such termination to the other party, or 30 days prior to the required quarterly corporate filings with the SEC. In the event that your engagement in only one Company officer capacity is terminated, the parties agree that this offer letter shall be amended to the mutual satisfaction and agreement of the parties with regard to the compensation provisions, so that your compensation package reflects any reduction in the overall nature and scope of your job responsibilities and tasks.

Contractor Signature: Lisha Lawton
Date: 4-21-14

Contractor Social Security Number: 26-3881567

Supervisor Signature: ____________________
Date: ____________